Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Symantec Corporation:

We consent to the use of our reports dated May 20, 2011, with respect to the consolidated balance sheets of Symantec Corporation as of April 1, 2011 and April 2, 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended April 1, 2011, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of April 1, 2011, incorporated herein by reference.

/s/ KPMG LLP

Mountain View, California

July 25, 2011